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                                                                    EXHIBIT 10.5

                               EMPLOYMENT CONTRACT

This Employment Contract ("Contract" or "Agreement") is entered in to this 3rd day of November, 2004 by and between Nancy Pomposello ("Executive") and U.S. MEDSYS CORP. ("Company"). Executive and Company are sometimes referred to collectively herein as the "Parties."

                              W I T N E S S E T H :

      WHEREAS, the Company desires to enter into the Agreement in order to employ Executive according to the terms set forth in this Agreement; and

      WHEREAS, Executive desires to accept such employment upon the terms set forth in the Agreement;

      NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:

      1. EMPLOYMENT.

      (a) The Company hereby employs (the "Employment") Executive as Director of Marketing. It is the intention of the Parties to vest full authority to control all marketing operations of the Company with Executive, subject to the oversight of the Company's Chief Executive Officer ("CEO") and Board of Directors of the Company (the "Company Board"). Executive hereby accepts the Employment and agrees to: (i) render such executive services; (ii) perform such executive duties; and (iii) exercise such executive supervision and powers to, for and with respect to the Company for the period and upon the terms set forth in this Agreement.

      (b) Executive's primary place of employment will be based at the Company's principle executive offices, which during the Term shall be at 411 Route 17 South, Hasbrouck Heights, New Jersey.

      2. TERM. Except as otherwise specifically provided in Section 5 below, the term of this Agreement (including any renewal periods, the "Term") shall commence on November 3, 2004 (the "Effective Date"), and shall continue until November 3, 2007, unless sooner terminated pursuant to and accordance with the provisions set forth in

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Section 5 of this Agreement; provided, however, this Agreement shall be automatically renewed for subsequent three (3) year periods each November 3 commencing on November 3, 2007, unless either party provides the other with written notice at least 60 days prior to the expiry of the then applicable Term that they with to terminate the agreement at the end of such Term.

      3. COMPENSATION.

      3.1. BASE SALARY. Executive shall be paid a base salary (the "Base Salary") at an annual rate of one hundred and twenty five thousand dollars ($125,000), payable in equal monthly installments. During the Term, the Base Salary shall be reviewed at least annually by the Company Board, and may not be decreased in connection with any such review. Any increase in the Base Salary effected at such review shall not serve to limit or reduce any other obligation to Executive under this Agreement. The Base Salary shall not be reduced after any such increase and the term "Base Salary" shall refer to the Base Salary as so increased.

      3.2. NEW ACCOUNTS. Executive shall be paid an amount equal to two percent (2%) of all Gross Revenue directly or indirectly derived from or related to New Accounts ("New Account Compensation"). New Account Compensation will be paid to Executive on a monthly basis promptly following the Company's or its affiliate's receipt of the applicable Gross Revenue. For purposes of this Agreement, "Account" means any contract, agreement, arrangement or understanding with any person listed on Schedule A hereto, as it may be amended or supplemented from time to time; "Gross Revenue" means all revenue of the Company or any of its affiliates; "New Account" means any Account with any person who is not a participant in the Company's networks, a recipient of services from or a purchaser of products of the Company as of the date of the applicable contract, agreement, arrangement or understanding. "Renewal Account" means with respect to any Account which is renewed or extended in accordance with its terms, such Account from and after such renewal or extension.

      3.3. RENEWAL ACCOUNTS. Executive shall be entitled to receive one percent (1%) of all Gross Revenue derived from or related to Renewal Accounts ("Renewal Account Compensation"). Renewal Account Compensation will be paid to Executive on

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a monthly basis promptly following the Company's or its affiliate's receipt of the applicable Gross Revenue.

      3.4 AUTO ALLOWANCE. Executive shall receive the equivalent of $600.00 per month for auto expenses on an after tax basis, computed using a 40% marginal tax rate. In addition, Executive shall also be reimbursed in full for all business related fuel, tolls, and parking costs..

      3.5 HEALTH INSURANCE. During the Term, (i) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and any affiliated companies to the same extent as senior executives of the Company, if, as and when the Company adopts any such plans, practices, policies and programs; and (ii) Executive and/or Executive's family shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as senior executives of the Company, if, as and when the Company adopts any such plans, practices, policies and programs. In addition, the Company shall reimburse Executive for all of her COBRA payments and other related costs to maintain her current health insurance benefits until Executive is participating, without exclusions, in comparable welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies.

      3.6 VACATION AND SICK TIME. Executive shall be entitled to three weeks' paid vacation per year and up to ten paid sick/personal days per year; provided that, subject to, and in accordance with, Company policies applicable to all similarly situated executives, any vacation not taken during any given year shall accrue and must be taken by Executive by April 30th of the subsequent year.

      3.7 STOCK OPTION PLAN. As soon as practicable following the first business day of each calendar quarter, the Company Board or applicable committee thereof shall grant to Executive that number of fully vested stock options as set forth in this Section 3.7 with an exercise price not to exceed the Company's then current stock price on the date of the grant, which options may be granted pursuant to Company stock option plans

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if such plans are in effect and permit such grants; provided that the failure of the Company to adopt any such plans or have availability thereunder shall in no way diminish the Company's obligations with respect to the applicable grants; moreover, to the extent that approval of the Company's stockholders is required to give effect to this Section 3.7 or Section 5.3(c)(i)(C) or any grants pursuant to this Section 3.7 or Section 5.3(c)(i)(C), the Company agrees to submit such grants for stockholder approval and recommend the approval thereof at the next meeting of stockholders or action by written consent. The Executive shall be entitled to that number of options, rounded up to the nearest whole number, as is equal to the sum of (i) the New Account Compensation and (ii) the Renewal Account Compensation earned during the prior calendar quarter, divided by the average of the closing stock prices for the most recent 30 consecutive full trading days preceding the date of grant.

      4. EXPENSES. Executive is expected and is authorized, to incur to incur expenses in the performance of her duties hereunder, including, without limitation, the costs of entertainment, travel, and similar business expenses, all in accordance with Company policies applicable to all similarly situated executives. The Company shall promptly reimburse Executive for all such expenses upon periodic presentation by Executive of an accounting of such expenses on terms applicable to senior executives of the Company, all in accordance with Company policies applicable to all similarly situated executives.

      5. CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

      5.1. DEATH. In the event of the death of Executive during the Term, Executive's Employment hereunder shall be terminated as of the date of her death and Executive's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Executive (collectively, the "Estate"), shall promptly be paid Executive's unpaid Base Salary through the end of the month in which the death occurs and any unpaid New Account Compensation and Renewal Account Compensation through the end of the month in which the death occurs and any unreimbursed expenses. The Estate shall be entitled to all other death benefits in accordance with the terms of the Company's benefit programs and plans in which Executive is enrolled.

      5.2. DISABILITY. In the event Executive shall be unable to render the services or perform her duties hereunder by reason of illness, injury or incapacity (whether physical,

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mental, emotional or psychological) (any of the foregoing shall be referred to herein as a "Disability") for a period of ninety (90) consecutive business days and a physician selected by the Company or its insurers, and acceptable to Executive or Executive's legal representative, has determined that such Disability is likely to continue beyond 90 business days, the Company shall have the right to terminate this Agreement by giving Executive written notice which shall be effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), unless Executive returns to full-time performance of Executive's duties before the Disability Effective Date. If Executive's Employment hereunder is so terminated, Executive shall be paid, in addition to payments under any disability insurance policy in effect, Executive's unpaid Base Salary, New Account Compensation and Renewal Account Compensation through the end of the month in which the termination occurs and any unreimbursed expenses. Thereafter, the Company shall have no further obligation to Executive. It is the intent of the parties that in the event of the Executive's Disability that Executive be eligible for payments under the Company's disability insurance policies in effect, including applicable long-term disability insurance policies. The Company does not currently have any disability insurance policies but intends to enter into such policies subsequent to the date hereof, if the provisions of this Section 5.2 would prohibit Executive from receiving benefits under any such policies, the provisions of this section 5.2 shall be deemed to be amended to the extent required for Executive to be eligible for an receive all benefits under any such policies, including, without limitation, to modify the definition of Disability, and the Parties agree to enter into such further agreements as necessary to give effect to the provisions of this Section 5.2

      5.3. TERMINATION OF EMPLOYMENT OF EXECUTIVE BY THE COMPANY FOR CAUSE OR BY EXECUTIVE FOR GOOD REASON.

      (a) The Company may terminate Executive's Employment for Cause (as defined below) or without Cause pursuant to the terms of this Agreement. From and after the date of such termination and other than as provided in the previous sentence, Executive shall no longer be entitled to any of the benefits of this Agreement and the Company shall have no further obligations to Executive; provided, however, any rights and benefits which Executive may have in respect of any other compensation or any employee benefit plans

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or programs of the Company shall be determined in accordance with the terms of such other compensation arrangements or plans or programs. The term "Cause," as used herein, shall mean any of the following: (i) the continued failure of Executive to substantially perform Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), after the Company Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Company Board believes that Executive has not substantially performed Executive's duties; or illegal conduct or gross misconduct by Executive, in either case that results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on the part of Executive shall constitute cause, if it is done, or omitted to be done, by Executive in good faith or with the reasonable belief that Executive's action or omission was in the best interests of the Company or, if applicable, in accordance with the instructions of the Company Board or CEO. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Company Board, or on the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. A termination of Executive's employment for Cause may only be effected in accordance with the following procedures. The Company shall give Executive written notice ("Notice of Termination for Cause") of its intention to terminate Executive's employment for Cause, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of a special meeting of the Company Board (the "Special Board Meeting"), that takes place not less than five and not more than fifteen business days after Executive receives the Notice of Termination for Cause. Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting by affirmative vote of the entire membership of the Company Board, stating that in the good faith opinion of the Company Board, Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

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      (b) Executive may terminate employment for Good Reason or without Good
Reason. "Good Reason" means (i) the assignment to Executive of any duties inconsistent in any respect with paragraph (a) of Section 1 of this Agreement, or any other action by the Company that results in a diminution in Executive's position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive;
(b) any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive; (c) any requirement by the Company that Executive's services be rendered primarily at a location or locations other than that provided for in paragraph (b) of Section 1 of this Agreement; (d) the occurrence of any event which constitutes a Change of Control; (d) any purported termination of Executive's employment by the Company for a reason or in a manner not expressly permitted by this Agreement. A termination of Executive's employment by Executive without Good Reason shall be effected by giving the Company written notice of the termination.

      (c) If, during the Term, the Company terminates Executive's employment, other than for Cause or Disability, or Executive terminates her employment for Good Reason, the Company shall pay the amounts described in subparagraph (i) below to Executive in a lump sum in cash, within 30 days after the date of termination and shall continue the benefits described in subparagraph (ii) below until at least the first anniversary of the date of termination and shall continue to promptly pay the New Account Compensation and Renewal Account Compensation at the end of each month until at least the first anniversary of the date of termination. The payments provided pursuant to this paragraph (c) of
Section 5.3 are intended as liquidated damages for a termination of Executive's employment by the Company other than for Cause or Disability or for the actions of the Company leading to a termination of Executive's employment by Executive for Good Reason.

            (i) The amounts to be paid in a lump sum, and the options to be granted, as described above are:

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                  A.    Executive's unpaid Base Salary, New Account Compensation
                        and Renewal Account Compensation through the end of the month in which the termination occurs and any unreimbursed expenses.

                  B.    Severance pay equal to the Annual Base Salary

            (ii) The benefits to be continued as described above are benefits to Executive and/or Executive's family at least as favorable as those that would have been provided to them under Section 3.5 of this Agreement if Executive's employment had continued until the first anniversary of the date of termination; provided, however, that during any period when Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this subparagraph may be made secondary to those provided under such other plan.

      6. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

      If to the Company, to:

         U.S. MEDSYS CORP.
         411 Route 17 South
         Hasbrouck Heights, New Jersey  07604

     If to Executive, to:

         Nancy Pomposello
         107 Irving Place
         Basking Ridge, NJ 07920

      7. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties. The Parties specifically acknowledge that there exist no verbal or implied

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agreements between them and that the terms of this Agreement constitute the sole agreement between them.

      8. BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and Executive and their successors and assigns. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a Change of Control or otherwise. For purposes of this agreement, a Change of Control shall mean any (1) merger, consolidation, sale or other transfer of all or substantially all of the assets or equity of the Company, (2) acquisition by any individual, entity or group (other than such persons who are the beneficial owners of the outstanding securities of the Company as of the date of this Agreement) of beneficial ownership of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (3) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, (4) the failure of the Company's common stock to be listed for trading on a national securities exchange or quoted on NASDAQ, or (5) there is consummated any similar event or transaction with respect to the Company.

      9. NO ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by either party.

      10. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which Executive may qualify, nor, shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the date of termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

      11. FULL SETTLEMENT. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by

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any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether Executive obtains other employment.

      12. AMENDMENT, MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and the CEO of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time and neither Executive's nor the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of Executive to terminate employment for Good Reason) shall be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

      13. DISPUTE RESOLUTION AND BINDING ARBITRATION. Any disputes that arise between the Parties regarding this Agreement, the Parties' respective rights or obligations hereunder, and any other dispute between the Parties whatsoever shall be resolved exclusively through binding arbitration before a three member panel of the American Arbitration Association in accord with the rules of the American Arbitration Association. The arbitration shall take place in Essex County, New Jersey. In the event that (i) Executive makes any claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) Executive prevails with respect to such disputed claim, then the Company shall reimburse Executive for her reasonable costs and expenses (including, without limitation, reasonable attorney's fees) incurred by Executive in pursuing such disputed claim; otherwise each of the Parties shall be responsible for all of their costs and expenses incurred relating to the arbitration of any dispute. The Parties understand that this provision is a waiver of each party's right to a trial by jury and the Parties knowingly agree to waive such right. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

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      14. GOVERNING LAW. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflicts of law rules.

      15. TITLES. Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

      16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

      17. SEVERABILITY. Any term or provision of this Agreement which is determined invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

/s/ Nancy Pomposello
---------------------------
Executive
By:  Nancy Pomposello
Dated:

/s/ Peter Futro
---------------------------
U.S. MEDSYS CORP.
By:   Peter Futro, CEO
Dated:

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